Exhibit 99.1

[CBL & Associates Properties Letterhead]

NEWS RELEASE

Investor Contact: Katie Reinsmidt, Director of Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

FOURTH QUARTER AND ANNUAL 2007 RESULTS

•	Same center NOI increased 1.7% for the year ended December 31, 2007, over the prior-year, excluding lease termination fees.
•	Portfolio occupancy was 94.0% at December 31, 2007, excluding centers acquired in the fourth quarter 2007.
•	FFO per share was $0.99 and $3.26 in the fourth quarter and year ended December 31, 2007, respectively, excluding a non-cash write down for marketable real estate securities.
•	Total revenues increased 8.5% and 4.5% during the fourth quarter and year ended December 31, 2007, respectively, over the prior year periods.

CHATTANOOGA, Tenn. (February 7, 2008) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the fourth quarter and year ended December 31, 2007. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the fourth quarter ended December 31, 2007, was $13,418,000 or $0.20 per diluted share compared with $31,055,000 or $0.47 per diluted share for the prior-year period. Net income available to common shareholders for the year ended December 31, 2007, was $59,372,000 or $0.90 per diluted share compared with $86,933,000 or $1.33 per diluted share for the year ended December 31, 2006.

Net income available to common shareholders for the year ended December 31, 2007, declined by $27,561,000 primarily due to an $18,456,000 non-cash write-down of marketable securities resulting from a significant decline in their market value during the fourth quarter 2007 (“write-down”), an increase in the non-cash income tax provision, higher interest expense and the write-off of direct issuance costs related to the redemption of the Company’s 8.75% Series B Perpetual Preferred Stock on June 28, 2007.

Funds from Operations (“FFO”) per share on a diluted, fully converted basis was $0.83 for the fourth quarter ended December 31, 2007. FFO per share on a diluted, fully converted basis excluding the write-down was $0.99 for the fourth quarter ended December 31, 2007, compared with $0.97 in the prior-year period. FFO per share on a diluted, fully converted basis was $3.10 for the year ended December 31, 2007. FFO per share on a diluted, fully converted basis excluding the write-down was $3.26 for the year ended December 31, 2007, compared with $3.34 in the prior-year period.

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CBL Reports Fourth Quarter Results

February 7, 2008

FFO allocable to common shareholders was $54,316,000 for the fourth quarter ended December 31, 2007. FFO allocable to common shareholders excluding the write-down was $64,691,000 for the fourth quarter ended December 31, 2007, compared with $63,319,000 for the fourth quarter ended December 31, 2006. FFO allocable to common shareholders for the year ended December 31, 2007, was $203,613,000. FFO allocable to common shareholders excluding the write-down for the year ended December 31, 2007, was $214,007,000, compared with $215,797,000 for the year ended December 31, 2006.

FFO of the operating partnership for the fourth quarter ended December 31, 2007, was $96,614,000. FFO of the operating partnership excluding the write-down for the fourth quarter ended December 31, 2007, was $115,070,000, compared with $113,333,000 for the fourth quarter ended December 31, 2006. FFO of the operating partnership for the year ended December 31, 2007, was $361,528,000. FFO of the operating partnership excluding the write-down for the year ended December 31, 2007, was $379,984,000, compared with $390,089,000 for the year ended December 31, 2006.

HIGHLIGHTS

▪

Total revenues increased 8.5% during the fourth quarter ended December 31, 2007, to $294,299,000 from $271,272,000 in the prior-year period. Total revenues increased 4.5% during the year ended December 31, 2007, to $1,040,627,000 from $995,502,000 in the prior year.

▪

Same-center net operating income (“NOI”), excluding lease termination fees for the fourth quarter ended December 31, 2007, increased by 0.9% over the prior-year period. NOI, excluding lease termination fees for the year ended December 31, 2007, increased by 1.7% over the prior year.

▪

Same-store sales growth for mall tenants of 10,000 square feet or less for stabilized malls for the year ended December 31, 2007, was flat at $346 per square foot compared with a 3.3% increase for the prior year.

▪

The debt-to-total-market capitalization ratio as of December 31, 2007, was 64.0% based on the common stock closing price of $23.91 and a fully converted common stock share count of 116,814,000 shares as of the same date. The debt-to-total-market capitalization ratio as of December 31, 2006, was 47.6% based on the common stock closing price of $43.35 and a fully converted common stock share count of 116,280,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $1,372,761,000 represents 14.1% of the total market capitalization for the Company and 22.0% of the Company's share of total consolidated and unconsolidated debt.

CBL's Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “Our focus throughout 2007 was to drive same center NOI growth, establish leasing momentum and selectively expand the portfolio through strategic acquisitions and new developments. The execution of this strategy in 2007 reflected improvement in new and renewal leasing spreads while raising the total square footage of leases signed for the year to 6.6 million square feet – the most ever in our 30-year history. Same center NOI, excluding lease termination fees, was up 1.7% for the year in a challenging retail environment.

"We also exceeded a previous record for acquisitions with a total of $1.6 billion closed in the year, which included securing an institutional joint venture partner. These transactions add to a growth platform that today includes 15 development projects under construction totaling 4.1 million square feet and a portfolio of 84 dominant regional malls and open-air centers. We are cautiously optimistic we will be able to leverage this program in 2008 by continuing to emphasize high levels of development pre-leasing, enhance our conservative balance sheet and maintain the healthy leasing momentum into 2008 in our existing portfolio."

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CBL Reports Fourth Quarter Results

February 7, 2008

PORTFOLIO OCCUPANCY*	December 31,
2007	2006
Portfolio occupancy	94.0%	94.1%
Mall portfolio	94.0%	94.4%
Stabilized malls	94.2%	94.5%
Non-stabilized malls	90.0%	91.7%
Associated centers	95.9%	93.6%
Community centers	87.5%	85.6%

*Occupancy figures exclude all centers acquired in the fourth quarter 2007

SHARE REPURCHASE PROGRAM

The Company did not repurchase any shares of its common stock during the fourth quarter. During the year ended December 31, 2007, the Company repurchased 148,500 shares of its common stock at an average price of $34.81 per share.

OTHER SIGNIFICANT EVENTS

During the fourth quarter 2007, CBL and Teachers’ Retirement System of The State of Illinois (“TRS”), advised by Commonwealth Realty Advisors, Inc., formed a 50/50 joint venture partnership to own a portfolio of retail and office buildings in North Carolina including Friendly Center, The Shops at Friendly Center in Greensboro and six office buildings located adjacent to Friendly Center in Green Valley Office Park. The portfolio was acquired from the Starmount Company, a private real estate owner, operator and developer. Additionally, subsequent to the quarter end, the joint venture completed the acquisition of The Renaissance Center in Durham, NC. The total joint venture, including The Renaissance Center, is valued at $356.6 million.

During the fourth quarter, CBL also acquired from The Starmount Company, a 100% interest in a portfolio of eight community centers located in Greensboro and High Point, NC, and twelve office buildings located in Greensboro and Raleigh, NC and Newport News, VA.

On December 31, 2007 and January 2, 2008, the Company entered into a $250 million interest rate swap and a $150 million interest rate swap, respectively, each of which hedges the interest rate risk exposure on an amount of the Company’s debt principal equal to the swap notional amounts. The effective weighted average fixed interest rate resulting from the swaps is 4.55% with a maturity on December 30, 2009.

OUTLOOK AND GUIDANCE

Based on today's outlook and the Company's fourth quarter results the Company is providing guidance for 2008 FFO in the range of $3.46 to $3.56 per share. The full year guidance assumes same-center NOI growth in the range of 0.0% to 2.0%, excluding lease termination fees from both applicable periods. The guidance also assumes $0.12 to $0.16 of outparcel sales for the year. The Company expects to update its annual guidance after each quarter's results.

Low	High
Expected diluted earnings per common share	$0.77	$0.87
Adjust to fully converted shares from common shares	(0.33)	(0.38)
Expected earnings per diluted, fully converted common share	0.44	0.49
Add: depreciation and amortization	2.69	2.69
Add: minority interest in earnings of Operating Partnership	0.33	0.38

Expected FFO per diluted, fully converted common share	$3.46	$3.56

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CBL Reports Fourth Quarter Results

February 7, 2008

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, February 8, 2008, to discuss the fourth quarter results. The number to call for this interactive teleconference is (800) 240-7305. A seven-day replay of the conference call will be available by dialing (303) 590-3000 and entering the passcode 11106058#. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., fourth quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

The Company will also provide an online Web simulcast and rebroadcast of its 2007 fourth quarter and annual earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com , as well as www.streetevents.com and www.earnings.com , on February 8, 2008, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and continue through February 15, 2008.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 84 regional malls/open-air centers. The properties are located in 27 states and total 82.8 million square feet including 1.8 million square feet of non-owned shopping centers managed for third parties. CBL currently has fifteen projects under construction totaling 4.1 million square feet including Pearland Town Center, Houston (Pearland), TX; Settlers Ridge in Pittsburgh, PA; CBL Center II in Chattanooga, TN; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; two lifestyle/associated centers, seven expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and,

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CBL Reports Fourth Quarter Results

February 7, 2008

therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

Net operating income ("NOI") is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Fourth Quarter Results

February 7, 2008

CBL & Associates Properties, Inc.

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUES:
Minimum rents	$181,592	$161,486	$646,383	$616,147
Percentage rents	10,632	12,271	22,472	23,825
Other rents	11,179	9,623	23,121	20,061
Tenant reimbursements	83,125	80,501	318,808	307,037
Management, development and leasing fees	1,418	1,122	7,983	5,067
Other	6,353	6,269	21,860	23,365
Total revenues	294,299	271,272	1,040,627	995,502
EXPENSES:
Property operating	45,817	41,913	169,688	159,827
Depreciation and amortization	67,844	57,985	243,790	228,531
Real estate taxes	22,577	20,768	87,610	80,316
Maintenance and repairs	16,318	14,437	58,145	54,153
General and administrative	8,780	11,471	37,852	39,522
Impairment of real estate assets	—	206	—	480
Other	6,437	4,808	18,525	18,623
Total expenses	167,773	151,588	615,610	581,452
Income from operations	126,526	119,684	425,017	414,050
Interest and other income	3,305	3,397	10,923	9,084
Interest expense	(80,154)	(65,593)	(287,884)	(257,067)
Loss on extinguishment of debt	—	—	(227)	(935)
Impairment of marketable securities	(18,456)	—	(18,456)	—
Gain on sales of real estate assets	5,005	7,674	15,570	14,505
Equity in earnings of unconsolidated affiliates	734	1,488	3,502	5,295
Income tax provision	(4,030)	(5,902)	(8,390)	(5,902)
Minority interest in earnings:
Operating partnership	(10,360)	(22,393)	(46,246)	(70,323)
Shopping center properties	(5,797)	(1,473)	(12,215)	(4,136)
Income from continuing operations	16,773	36,882	81,594	104,571
Operating income (loss) from discontinued operations	(54)	640	1,497	4,538
Gain on disposal of discontinued operations	2,154	1,175	6,056	8,392
Net income	18,873	38,697	89,147	117,501
Preferred dividends	(5,455)	(7,642)	(29,775)	(30,568)
Net income available to common shareholders	$13,418	$31,055	$59,372	$86,933
Basic per share data:
Income from continuing operations, net of preferred dividends	$0.17	$0.45	$0.79	$1.16
Discontinued operations	0.03	0.03	0.12	0.20
Net income available to common shareholders	$0.20	$0.48	$0.91	$1.36
Weighted average common shares outstanding	65,590	64,684	65,323	63,885

Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.17	$0.44	$0.79	$1.13
Discontinued operations	0.03	0.03	0.11	0.20
Net income available to common shareholders	$0.20	$0.47	$0.90	$1.33
Weighted average common and potential dilutive common shares outstanding	65,952	65,913	65,913	65,269

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CBL Reports Fourth Quarter Results

February 7, 2008

The Company's calculation of FFO allocable to Company shareholders is as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net income available to common shareholders	$13,418	$31,055	$59,372	$86,933
Minority interest in earnings of operating partnership	10,360	22,393	46,246	70,323
Depreciation and amortization expense of:
Consolidated properties	67,844	57,985	243,790	228,531
Unconsolidated affiliates	6,776	3,385	17,326	13,405
Discontinued operations	49	497	1,029	2,307
Non-real estate assets	(229)	(228)	(919)	(851)
Minority investors' share of depreciation and amortization	(322)	(611)	(132)	(2,286)
(Gain) loss on:
Sales of operating real estate assets	—	32	—	119
Disposal of discontinued operations	(2,154)	(1,175)	(6,056)	(8,392)
Income tax provision on disposal of discontinued operations	872	—	872	—
Funds from operations of the operating partnership	$96,614	$113,333	$361,528	$390,089

Funds from operations per diluted share	$0.83	$0.97	$3.10	$3.34
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,585	117,071	116,584	116,857

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$96,614	$113,333	$361,528	$390,089
Percentage allocable to Company shareholders (1)	56.43%	55.87%	56.32%	55.32%
Funds from operations allocable to Company shareholders	$54,519	$63,319	$203,613	$215,797

(1)

Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operation partnership units outstanding on page 9.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$612	$443	$6,407	$13,682
Lease termination fees per share	$0.01	$—	$0.05	$0.12

Straight-line rental income	$2,143	$1,301	$5,876	$5,329
Straight-line rental income per share	$0.02	$0.01	$0.05	$0.05

Gains on outparcel sales	$5,478	$8,315	$16,651	$16,448
Gains on outparcel sales per share	$0.05	$0.07	$0.14	$0.14

Amortization of acquired above- and below-market leases	$2,304	$2,842	$10,584	$12,572
Amortization of acquired above- and below-market leases per share	$0.02	$0.02	$0.09	$0.11

Amortization of debt premiums	$1,935	$1,902	$7,714	$7,501
Amortization of debt premiums per share	$0.02	$0.02	$0.07	$0.06

Income tax provision	$(3,158)	$(5,902)	$(7,518)	$(5,902)
Income tax provision per share	$(0.03)	$(0.05)	$(0.06)	$(0.05)

Impairment of marketable securities	$(18,456)	$—	$(18,456)	$—
Impairment of marketable securities	$(0.16)	$—	$(0.16)	$—

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CBL Reports Fourth Quarter Results

February 7, 2008

Same-Center Net Operating Income

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net income	$18,873	$38,697	$89,147	$117,501

Adjustments:
Depreciation and amortization	67,844	57,985	243,790	228,531
Depreciation and amortization from unconsolidated affiliates	6,776	3,385	17,326	13,405
Depreciation and amortization from discontinued operations	49	497	1,029	2,307
Minority investors' share of depreciation and amortization in shopping center properties	(322)	(611)	(132)	(2,286)
Interest expense	80,154	65,593	287,884	257,067
Interest expense from unconsolidated affiliates	7,904	4,415	20,480	17,569
Minority investors' share of interest expense in shopping center properties	(466)	(1,223)	(831)	(4,850)
Loss on extinguishment of debt	—	—	227	935
Abandoned projects expense	1,261	629	2,216	923
Gain on sales of real estate assets	(5,005)	(7,674)	(15,570)	(14,505)
Impairment of marketable securities	18,456	—	18,456	—
Impairment of real estate assets	—	206	—	480
Gain on sales of real estate assets of unconsolidated affiliates	(473)	(596)	(1,706)	(2,898)
Minority investors' share of gain on sales of real estate assets	—	—	621	—
Income tax provision	4,030	5,902	8,390	5,902
Minority interest in earnings of operating partnership	10,360	22,393	46,246	70,323
Gain on discontinued operations	(2,154)	(1,175)	(6,056)	(8,392)
Operating partnership's share of total NOI	207,287	188,423	711,517	682,012
General and administrative expenses	8,780	11,471	37,852	39,522
Management fees and non-property level revenues	(5,051)	(7,285)	(27,029)	(21,697)
Operating partnership's share of property NOI	211,016	192,609	722,340	699,837
NOI of non-comparable centers	(18,816)	(2,359)	(28,442)	(9,946)
Total same center NOI	$192,200	$190,250	$693,898	$689,891

Malls	$180,651	$177,782	$644,986	$642,245
Associated centers	6,926	7,253	28,814	29,499
Community centers	905	1,032	4,226	3,997
Other	3,718	4,183	15,872	14,150
Total same center NOI	192,200	190,250	693,898	689,891
Less lease termination fees	(612)	(443)	(6,407)	(13,682)
Total same-center NOI, excluding lease termination fees	$191,588	$189,807	$687,491	$676,209

Percentage Change:
Malls	1.6%		0.4%
Associated centers	-4.5%		-2.3%
Community centers	-12.3%		5.7%
Other	-11.1%		12.2%
Total same center NOI	1.0%		0.6%
Total same-center NOI, excluding lease termination fees	0.9%		1.7%

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CBL Reports Fourth Quarter Results

February 7, 2008

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	December 31, 2007
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,543,515	$1,325,803	$5,869,318
Minority investors' share of consolidated debt	(24,236)	(2,517)	(26,753)
Company's share of unconsolidated affiliates' debt	335,903	49,475	385,378
Company's share of consolidated and unconsolidated debt	$4,855,182	$1,372,761	$6,227,943
Weighted average interest rate	5.79%	6.14%	5.87%

	December 31, 2006
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,517,710	$1,046,825	$4,564,535
Minority investors' share of consolidated debt	(56,612)	—	(56,612)
Company's share of unconsolidated affiliates' debt	218,203	27,816	246,019
Company's share of consolidated and unconsolidated debt	$3,679,301	$1,074,641	$4,753,942
Weighted average interest rate	5.97%	6.27%	6.03%

Debt-To-Total-Market Capitalization Ratio as of December 31, 2007

(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	116,814	$23.91	$2,793,023
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Preferred Units Sub REIT			416,113
Total market equity			3,499,136
Company's share of total debt			6,227,943
Total market capitalization			$9,727,079
Debt-to-total-market capitalization ratio			64.0%

(1)

Stock price for common stock and operating partnership units equals the closing price of the common stock on December 31, 2007. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

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CBL Reports Fourth Quarter Results

February 7, 2008

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
2007:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	65,590	65,952	65,323	65,913
Weighted average operating partnership units	50,637	50,633	50,671	50,671
Weighted average shares- FFO	116,227	116,585	115,994	116,584

2006:
Weighted average shares - EPS	64,684	65,913	63,885	65,269
Weighted average operating partnership units	51,097	51,158	51,589	51,588
Weighted average shares- FFO	115,781	117,071	115,474	116,857

Dividend Payout Ratio

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Weighted average dividend per share	$0.55047	$0.51020	$2.08260	$1.90170
FFO per diluted, fully converted share	$0.83	$0.97	$3.10	$3.34
Dividend payout ratio	66.3%	52.6%	67.2%	56.9%

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CBL Reports Fourth Quarter Results

February 7, 2008

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31, 2007	December 31, 2006
ASSETS
Real estate assets:
Land	$917,578	$779,727
Buildings and improvements	7,267,112	5,944,476
	8,184,690	6,724,203
Less: accumulated depreciation	(1,102,767)	(924,297)
	7,081,923	5,799,906
Developments in progress	319,049	294,345
Net investment in real estate assets	7,400,972	6,094,251
Cash and cash equivalents	65,826	28,700
Receivables:
Tenant, net of allowance	72,570	71,573
Other	10,257	9,656
Mortgage notes receivable	135,772	21,559
Investment in unconsolidated affiliates	142,550	78,826
Intangible lease assets and other assets	273,356	214,245
	$8,101,303	$6,518,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable	$5,869,318	$4,564,535
Accounts payable and accrued liabilities	394,213	309,969
Total liabilities	6,263,531	4,874,504
Commitments and contingencies
Minority interests	917,473	559,450
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000 shares outstanding	—	20
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 65,710,828 and 65,421,311 issued and outstanding in 2007 and 2006, respectively	662	654
Additional paid-in capital	989,799	1,074,450
Accumulated other comprehensive (loss) income	(20)	19
(Accumulated deficit) retained earnings	(70,154)	9,701
Total shareholders' equity	920,299	1,084,856
	$8,101,303	$6,518,810

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